Exhibit 99.1

NEWS RELEASE

LACLEDE GAS

720 Olive Street, St. Louis, MO 63101

CONTACT: Richard N. Hargraves

(314) 342-0652

FOR IMMEDIATE RELEASE

Laclede Gas Completes 5-year Credit Agreement

ST. LOUIS, MO., September 13, 2004 — Laclede Gas Company, the natural gas distribution company serving the greater St. Louis metropolitan area and a subsidiary of The Laclede Group, Inc. (NYSE: LG), today announced the establishment of a five-year revolving loan agreement with a syndicate of banks, providing an initial credit commitment of $285 million to replace an existing, single year credit agreement of $250 million that was set to expire September 14, 2004. The new agreement, like prior agreements, supports the issuance of commercial paper by Laclede Gas. The company issues commercial paper to meet its short-term borrowing needs, particularly for the purchase of natural gas. U.S. Bank National Association is the administrative agent and lead arranger for the banks participating in the agreement, Bank Hapoalim B.M. is the syndication agent and Southwest Bank of St. Louis is the documentation agent.

“The five-year agreement provides Laclede Gas with an important degree of certainty in today’s business environment and enables us to meet our short-term borrowing needs in a cost-effective manner,” said Barry C. Cooper, Laclede’s Chief Financial Officer.

Laclede also announced an increase in its commercial paper program to $300 million from $250 million previously. “While we do not anticipate fully utilizing the larger commercial paper program in the near future, the increase in the program size and the longer-term credit line to back it up combine to give Laclede Gas significant liquidity resources over the next several years in the face of more volatile natural gas prices, and enable us to more effectively manage liquidity risk,” Cooper said.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended June 30, 2004, filed with the Securities and Exchange Commission.

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